Exhibit 5.1

[PACIFIC CAPITAL BANCORP LETTERHEAD]

December 19, 2008

Pacific Capital Bancorp

1021 Anacapa Street

Santa Barbara, CA 93101

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being rendered in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Pacific Capital Bancorp, a California corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 180,634 shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock, no par value per share (the “Preferred Shares”), of the Company; (b) a warrant dated November 21, 2008 (the “Warrant”) to purchase common stock, no par value per share, of the Company (“Common Stock”); and (c) the 1,512,003 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).

The Securities were issued pursuant to a Letter Agreement, dated as of November 21, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement – Standard Terms attached thereto (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

I have examined or considered originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Restatement of Articles of Incorporation of the Company, as amended, the Certificate of Determination of Preferences of Series B Fixed Rate Cumulative Perpetual Preferred Stock, the Amended and Restated Bylaws of the Company, the Securities Purchase Agreement, the Warrant, records of relevant corporate proceedings with respect to the offering of the Securities and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I have also reviewed the Registration Statement to be filed with the Commission with respect to the Securities.

I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based on the foregoing, I am of the opinion that (i) the Preferred Shares and the Warrant to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable, (ii) upon issuance in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholders shall have been duly authorized, validly issued, fully paid and nonassessable, and (iii) the Warrant constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

I express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of California and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus included therein under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Frederick W. Clough
Frederick W. Clough
Executive Vice President and General Counsel